EX‑35.13

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.

270 Park Avenue,

New York, NY 10017

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator  and Paying Agent for the IDS Center Whole Loan (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31,  2014 (the "reporting period"):

(a)  A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b)   To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 9, 2015

/s/  Brian Smith

Brian Smith

Vice President

To:  J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule A

List of Servicing Agreement(s) and Series

1.   Pooling and Servicing Agreement dated as of July 1, 2013, by and among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP, as Depositor, MIDLAND LOAN SERVICES, A DIVISION  OF  PNC  BANK,  NATIONAL ASSOCIATION, as  Master   Servicer,   BERKADIA COMMERCIAL MORTGAGE LLC, as Special Servicer, and PENTALPHA SURVEILLANCE LLC, as Senior Trust Advisor and Wells Fargo Bank, NA. as Certificate Administrator, Paying Agent, Trustee and Custodian relating to the Series JPM 2013-C13 Commercial Mortgage Pass-Through Certificates relating to the IDS Center Whole Loan, a pari passu portion  of which is included in the Series JPMC 2013-C12 Commercial Mortgage Pass-Through Certificates transaction.

To: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable